Exhibit 10.1

SCRITTURA PRIVATA sottoscritta in data 31 dicembre 2020	SEPARATION AGREEMENT signed on December 31, 2020

CISA S.P.A., con sede legale in Faenza (RA), Via Oberdan 42, codice fiscale [ ], in persona del Sig. Matthew John Kerfoot in qualità di Presidente del Consiglio di Amministrazione (di seguito, la “Società”)

e

la Sig.ra LUCIA VEIGA ERMIDA MORETTI DE
LIMA, residente a [indirizzo e codice fiscale] (di seguito, la “Sig.ra Moretti” o la “Dirigente”),

(la Società e la Dirigente, congiuntamente, le “Parti”).

CISA S.P.A., with registered office in Faenza (RA), Via Oberdan 42, tax code [ ] (hereinafter, the “Company”), represented by Mr. Matthew John Kerfoot in his capacity as the Chairman of the Board of Directors

and

LUCIA VEIGA ERMIDA MORETTI DE LIMA,
residing in [address and tax code] (hereinafter, “Ms. Moretti ” or the “Executive”),

(the Company and the Executive, jointly, the “Parties”).

Premesso che:	Whereas:
a) la Sig.ra Moretti è stata assunta dalla Società a far data dal 1° aprile 2014, con qualifica di dirigente ai sensi del CCNL Dirigenti Industria (di seguito, “CCNL”) con mansioni di Leader of Europe, Middle East, India & Africa (EMEIA region) per la Società, incluse la società capogruppo e le società controllate (di seguito, il “Rapporto”);

a) Ms. Moretti was hired by the Company under a permanent employment contract between the Parties effective from April 1, 2014, with classification as executive under the CBA for executives of industrial sector (hereinafter, the “CBA”) and duties as Leader of the Europe, Middle East, India & Africa (EMEIA) region for the Company, including its parents and affiliates
(hereinafter, in general, the “Relationship”);

b) la Dirigente ha ricoperto altresì la carica di consigliere di amministrazione della Società (di seguito anche “Ufficio di Amministratore”) e, come da relativi atti di nomina, altri incarichi (di seguito, le “Cariche Societarie”) in alcune altre società del gruppo Allegion indicate all'Allegato 1 (di seguito, la capogruppo Allegion plc, le sue consociate - dirette ed indirette - e le altre predette società individualmente e collettivamente intese come “Gruppo
Allegion”);

b) the Executive was appointed as director of the Company (hereinafter, the “Directorship”) and also held other offices (hereinafter, the “Corporate Offices”) as per the relevant appointment deeds, within a few companies of the Allegion group indicated in the Attachment
1 (the parent company Allegion plc, its subsidiaries - direct and indirect - , and the other aforementioned companies individually and collectively defined as the “Allegion Group”);

c) la Dirigente ha manifestato la propria disponibilità alla risoluzione consensuale del	c) the Executive expressed her willingness to mutually terminate the Relationship on the
Pagina 1 di 13

Rapporto a condizione di potere beneficiare di un incentivo all'esodo da parte della Società;	condition of receiving an economic incentive from the Company;
d) la Società ha manifestato a propria volta la disponibilità ad incentivare l'esodo della Dirigente e a risolvere amichevolmente qualsiasi eventuale pendenza connessa al Rapporto;	d) the Company expressed its willingness to grant an economic incentive to the Executive and to settle amicably any pending dispute related to the Relationship;
e) le Parti hanno raggiunto un'intesa amichevole che previene e definisce interamente qualsivoglia controversia, anche solo potenziale, relativa all'instaurazione, esecuzione e cessazione del Rapporto, i cui termini e condizioni sono di seguito indicati (di seguito, l'“Accordo”).

e) the Parties reached an amicable agreement which prevents and settles any possible dispute, even potential, between them in relation to the establishment, execution and termination of the Relationship, pursuant to the terms provided below (hereinafter, the “Agreement”).

Tutto ciò premesso si conviene quanto segue:	Now therefore, the Parties agree the following:
1. Premesse	1. Recitals
Le premesse formano parte integrante del presente Accordo, che costituisce ad ogni effetto transazione novativa tra le Parti, unica ed indivisibile.	The preliminary remarks constitute an integral part of the Agreement, which represents an overall novation settlement between the Parties to all effects.
2. Risoluzione consensuale del Rapporto	2. Mutual termination of the Relationship
2.1 Le Parti reciprocamente riconoscono che il Rapporto in corso tra le medesime si risolverà consensualmente in data 31 marzo 2021 (da intendersi quale ultimo giorno di lavoro della Dirigente, di seguito, “Data di Risoluzione”). Fino alla Data di Risoluzione, la Dirigente metterà in atto i necessari passaggi di consegne interni.
Le Parti riconoscono che, trattandosi di una risoluzione consensuale, non è reciprocamente dovuto né il preavviso né alcun importo a titolo di indennità sostitutiva dello stesso, con definitiva cessazione a tale data di ogni reciproca obbligazione.

2.1 The Parties hereby acknowledge that their employment relationship will terminate by mutual consent as of 31 March 2021, (intended to be the Executive’s last working day, hereinafter, “Termination Date”).
Up to the Termination Date, the Executive will deal with the necessary internal handover.
The Parties also acknowledge that, this being a mutual termination, neither any notice nor any notice indemnity is reciprocally due, with final termination at the Termination Date of any mutual obligation.

3.Cessazione dell'Ufficio di Amministratore e delle Cariche Societarie a.Entro la Data di Risoluzione, la Dirigente rassegnerà le proprie dimissioni dall'Ufficio di	3.Termination of the Directorship and the Corporate Offices a.By the Termination Date, the Executive will resign from the Directorship and from the

Pagina 2 di 13

Amministratore e dalle Cariche Societarie con effetto alla date comunicate dalla Società e dal Gruppo Allegion per ciascuna carica, mediante consegna di idonea lettera di dimissioni debitamente indirizzata.

3.2 In caso di mancato adempimento entro la Data di Risoluzione, dell’obbligo di cui al punto 3.1 che precede, il presente Accordo potrà essere inviato direttamente dalla Società agli organi competenti della Società e del Gruppo Allegion con qualsiasi modalità idonea a fornire prova dell’avvenuta ricezione e varrà quale formale comunicazione di rinuncia alle Cariche e ciò anche ai sensi dell’articolo 2385 del Codice Civile.

Corporate Offices with effect as of the dates communicated by the Company and the Allegion Group for each office, by delivering duly addressed letter of resignation.

3.2 In case of breach of the duty under point 3.1 above within the Termination Date, the Company will be authorized to send this Agreement directly to the competent Company's and Allegion Group's corporate bodies in any way suitable to give evidence of the relevant receipt and this Agreement will be valid as notice of resignation from the Offices also pursuant to article 2385 of the Italian Civil Code.

3.3 Con la firma del presente Accordo, la Dirigente si impegna a rinunciare a tutti i poteri conferitile in qualsiasi modo e con qualsiasi titolo, sia con delibera degli organi societari sia mediante procura e/o delega, nonché a qualsivoglia compenso specifico (ivi inclusi rimborsi spese) in qualunque modo riferito e/o occasionato dall'Ufficio di Amministratore e dalle Cariche Societarie di cui alla lettera b) delle premesse.

3.3 Upon signing this Agreement, the Executive waives all powers and authority granted to her, in any manner and whatsoever title, whether by resolution of the board of directors or by power of attorney and/or delegation, as well as any specific compensation (including any reimbursement of expenses) anyhow related and/or occasioned by the Directorship and Corporate Offices mentioned under letter b) of the preliminary remarks.

4. Pagamento competenze di fine rapporto	4. End-of-service payments
4.1 La normale retribuzione, così come la relativa contribuzione sociale, fino alla Data di Risoluzione verrà corrisposta nei termini e nei tempi di legge e di contratto.
4.1 The ordinary monthly salary, as well as the relevant social security contribution, until the Termination Date will be regularly paid pursuant to the applicable legal and contractual terms and conditions.

4.2 Il bonus "AIP" per l'anno fiscale 2020 verrà corrisposto alla Dirigente entro la Data di Risoluzione, nel rispetto di quanto contrattualmente previsto, anche dalle policy e dal piano bonus della Società. In aggiunta a quanto sopra e a condizione che il Comitato di Remunerazione del Consiglio di Amministrazione di Allegion plc decida di attribuire a propria discrezione un performance incentive bonus per l'anno fiscale 2020 (di seguito il “Bonus Discrezionale”)
a taluni o tutti i dipendenti, parametrato o meno in

4.2 The bonus "AIP" for FY 2020 will be paid to the Executive within the Termination Date, pursuant to the contractual terms, including those of the relevant policies and bonus plan of the Company. Notwithstanding the foregoing, to the extent the Compensation Committee of the Board of Directors of Allegion plc decides to provide a discretionary performance incentive bonus for FY 2020 (the “Discretionary Bonus”) to some or all of its employees, which may or may not be calculated as a percentage of target AIP, the

Pagina 3 di 13

percentuale al target AIP, la Dirigente non avrà titolo a ricevere tale Bonus Discrezionale.	Executive will not be eligible for such Discretionary Bonus.
4.3 Il T.F.R. (al netto di eventuali versamenti a fondi esterni e/o anticipi), i ratei di mensilità aggiuntive e l’indennità sostitutiva delle ferie e/o permessi maturati ma non goduti, tutti calcolati alla Data di Risoluzione, verranno corrisposti alla Dirigente nei tempi usualmente previsti per il pagamento delle competenze di fine rapporto, mediante bonifico bancario sul medesimo conto corrente della Dirigente sul quale sono state accreditate le più recenti retribuzioni. La Dirigente si riserva la facoltà di verifica meramente aritmetica delle competenze di fine rapporto di cui alla presente clausola entro
30 (trenta) giorni dal ricevimento del relativo cedolino paga e ferma restando la rinuncia della stessa a pretese fondate o inerenti i titoli e le qualificazioni giuridiche di istituti retributivi, anche accessori, come sin qui operate dalla Società. Più precisamente, la Società dà atto di avere interamente versato il T.F.R. maturato dalla Dirigente al Fondo gestito da Prométheia, e si impegna a trasmettere al citato Fondo, al momento della risoluzione del Rapporto, comunicazione della Dirigente contenente la scelta circa la gestione della propria posizione individuale maturata presso il Fondo.

4.3 The deferred compensation — so-called “T.F.R.” — (net of any possible payments made to external funds and/or advance payments), pro- rated amounts of the additional monthly salaries and the indemnity in lieu of accrued but unused holidays and leaves of absence will all be calculated as of the Termination Date and be paid to the Executive within the usual payment terms for end- of-service payments, by means of bank transfer to the Executive’s same bank account to which the most recent salaries were paid. The Executive reserves the right to check the calculations of the end-of-service payments under this clause within 30 (thirty) days from the moment she receives the relevant payslips and with no prejudice for the waiver by her to any claims based on, or concerning, the legal ground and the legal qualifications of salary items, including ancillary ones, as operated by the Company up until now. More specifically, the Company acknowledges for having paid the entire
T.F.R. accrued by the Executive to the Fund at Prométheia, and undertakes to transmit to abovementioned Fund, at the Termination Date, the Executive’s communication containing the choice about her individual position accrued at Fund.

5. Incentivo all'esodo	5. Economic incentive
5.1 In occasione ed a fronte della cessazione del Rapporto, la Società corrisponderà alla Dirigente, in aggiunta a quanto previsto alla clausola 4 che precede, l’ulteriore importo lordo di € 2.346.000 (due milioni trecento quarantaseimila/00 Euro) a titolo di incentivo all'esodo e corrispettivo della cessazione stessa.
Tale importo, la cui erogazione trae origine dalla cessazione del Rapporto, non sarà soggetto a contribuzione sociale (ai sensi dell’art. 12 della legge 30 aprile 1969, n. 153, come modificato dall’art. 6 del D.lgs. 2 settembre 1997, n. 314), sarà
assoggettato a tassazione secondo l’art. 17 del

5.1 In light of the termination of the Relationship, the Company shall pay to the Executive, in addition to the amounts provided under clause 4 above, the gross amount of € 2.346.000 (two million three hundred forty six thousand/00 Euro) as one-off consideration deriving from the termination of the employment relationship.
Said amount, the payment of which derives from the termination of the Relationship, shall not be subject to social security contributions (pursuant to article 12 of Law no. 153 of 30 April 1969, as amended by article 6 of Legislative Decree no. 314 of 2 September 1997), shall be subject to income

Pagina 4 di 13

D.P.R. n. 917/1986 e ogni altra legge fiscale applicabile e verrà corrisposto, a condizione dell'espletamento della procedura di cui alla clausola 12 che segue, entro il 15 aprile 2021, mediante bonifico sul conto bancario della Dirigente su menzionato.

taxes according to article 17 Presidential Decree no. 917/1986 and any other applicable tax laws and shall be paid, conditional upon fulfilment of the procedure under clause 12 that follows, within 15 April 2021, by means of bank transfer to the same bank account of the Executive mentioned above.

5.2 La Dirigente accetta la somma di cui alla clausola 5.1 che precede per il titolo, con le modalità e i termini di pagamento indicati e prende atto che l’Agenzia delle Entrate ha facoltà di ricalcolare le imposte relative a tutti gli importi erogati con tassazione separata (ivi inclusi gli importi di cui alle clausola 5.1), che ciò avviene al di fuori di ogni responsabilità della Società e che ogni imposta ulteriore eventualmente ricalcolata dall’Agenzia delle Entrate resterà ad esclusivo carico della Dirigente.

5.2 The Executive accepts the sum indicated under clause 5.1 above for the title and with the means and terms of payment specified, and hereby acknowledges that the Tax Authority is entitled to recalculate the taxes levied on all amounts paid under a separate taxation scheme (including the amounts provided under clause 5.1 above), that this would happen outside of any of the Company’s responsibilities and that any and all further taxes possibly recalculated by the Tax Authority shall exclusively be the Executive’s responsibility.

6. Piano azionario	6. Share plan
6.1 La Società si impegna, anche ai sensi dell'art. 1381 c.c., affinché Allegion plc, garantisca alla Dirigente la maturazione pro-quota ("vesting") delle Stock Options, PSU e RSU alla stessa assegnate ai termini e alle condizioni applicabili in base al piano azionario e agli accordi di attribuzione dell'emittente Allegion plc. (di seguito congiuntamente “Piano Azionario”) vigenti al momento della Data di Risoluzione del Rapporto.

6.1 The Company undertakes, also pursuant to Article 1381 of the Italian Civil Code, to ensure that Allegion plc provides the Executive the accrual ("vesting") of the Stock Options, PSUs and RSUs assigned to the same according to the applicable terms and conditions of the stock plan and award agreements (hereinafter, collectively, the “Stock Plan”) of the issuer, Allegion plc, in force at the Termination Date.

6.2 La Dirigente riconosce la natura intrinsecamente aleatoria del Piano Azionario con riguardo all’andamento del mercato azionario di riferimento e resta pertanto esclusa qualsiasi responsabilità della Società o del Gruppo Allegion circa il risultato economico derivante dall’esercizio delle predette Stock Options, PSU e RSU maturate dalla Dirigente entro la Data di Risoluzione, i cui diritti e condizioni resteranno esclusivamente disciplinati a termini del Piano Azionario applicabile.

6.2 The Executive acknowledges the inherently uncertain nature of the Stock Plan with respect to the performance of the relevant stock market and it has excluded any liability of the Company and the Allegion Group regarding the financial performance of the Executive’s accrual Stock Options, PSUs and RSUs within the Termination Date, the rights and conditions of which will remain solely governed by the applicable Stock Plan.

7. Rinunzie reciproche	7. Mutual waivers

Pagina 5 di 13

7.1 Le Parti si danno reciprocamente atto che il Rapporto tra le medesime in corso ha sempre avuto regolare esecuzione, in conformità agli accordi intercorsi, e che i dati retributivi riportati nei prospetti paga fino ad oggi consegnati alla Dirigente, nonché i pagamenti effettuati dalla Società nei confronti della Dirigente e/o enti e/o terzi, ivi inclusi l’Inps e l'Agenzia delle Entrate, in relazione al Rapporto e alle Cariche Societarie risultano corretti.

7.1 The Parties mutually acknowledge that the Relationship between them has been regularly executed until today, pursuant to the agreements occurred, and that the salary figures reported in the payslips handed over to the Executive, as well as the payments made by the Company to the Executive and/or to entities and/or to third parties, including the National Social Security Agency (Inps) and the Tax Authority, in connection with the Relationship and the Corporate Offices until today are correct.

7.2 Nell’ambito del presente Accordo e fermo restando il regolare adempimento degli obblighi espressamente assunti dalla Società nell'ambito dello stesso, la Dirigente rinuncia nei confronti della Società e/o del Gruppo Allegion, nonché di qualsivoglia soggetto terzo (ivi compresi gli amministratori, i procuratori, i dipendenti ed i collaboratori a qualsivoglia titolo della Società o del Gruppo Allegion), a ogni e qualsiasi domanda, azione o pretesa, comunque connessa, vicaria od anche solo occasionata dall’instaurazione e/o esecuzione e/o cessazione del Rapporto, dell'Ufficio di Amministratore e delle Cariche
Societarie.

7.2 Within the scope of the Agreement and provided that the Company regularly performs all the obligations herein provided, the Executive waives vis-à-vis the Company and/or the Allegion Group, as well as vis-à-vis any third party (including the directors, the officers, employees, and the associates with whatsoever title of the Company or the Allegion Group), any and whatsoever claim, action or request, however connected, vicarious or even simply occasioned by the establishment and/or execution and/or termination of the Relationship, the Directorship and of the Corporate Offices.

A fini meramente esemplificativi e non esaustivi, la Dirigente rinuncia alle seguenti eventuali pretese: a ogni pretesa relativa a qualsivoglia attività svolta a favore della Società o del Gruppo Allegion, anche in esecuzione dell'Ufficio di Amministratore e delle Cariche; a retribuzioni arretrate e/o differenze retributive ovvero a emolumenti o compensi, di qualsivoglia specie e natura, anche per l'attività prestata in esecuzione dell' Ufficio di Amministratore e delle Cariche Societarie, ivi compresi piani di azionariato o altri piani di incentivazione pluriennale, incluso il Piano Azionario, fatto salvo quanto previsto alla clausola 6 che precede; a bonus o incentivi di qualsivoglia genere e natura; a ratei di mensilità supplementari e/o di indennità ferie; a equi premi, diritti rinvenienti da invenzioni, premi e benefici anche in natura; a qualsivoglia incidenza di qualsivoglia beneficio, anche in natura; a qualsivoglia pretesa relativa al calcolo dei contributi previdenziali versati
o che la Società avrebbe dovuto versare agli enti

By way of example, but not limited to the following, the Executive waives the following claims: whatsoever claim relating to the activity carried out in the interest of the Company or the Allegion Group, also pursuant to the Directorship and the Offices; claims related to overdue and/or differences in compensations or allowances or considerations, of whatsoever kind and nature, also for the activity rendered pursuant to the Directorship and the Corporate Offices, including share plans or any other multi-annual incentive plan, including the Stock Plan, without prejudice for what is provided under clause 6 above; bonuses or incentives of whatsoever kind and nature; pro-rata amounts of additional monthly instalments and/or indemnity in lieu of holidays accrued but not used; awards and benefits in kind, fair compensations, rights arising from inventions, whatsoever incidence on any benefit, also in kind; whatsoever claims in connection with the calculation of the social security contributions paid or which the

Pagina 6 di 13

competenti in relazione al Rapporto, nonché a qualsivoglia danno anche ex art. 2116, comma 2 cod. civ. per omessa contribuzione; a richiedere la costituzione di una rendita vitalizia presso l’Inps; a qualsivoglia pretesa relativa al diritto a qualifiche superiori, a demansionamento e/o dequalificazione e/o mobbing e/o straining; a qualsivoglia indennità, anche di cessazione del rapporto; a qualsivoglia rimborso spese; a qualsivoglia diritto di precedenza in future assunzioni da parte della Società o del Gruppo Allegion, anche ai sensi dell’art. 15 L. 264/1949; a qualsivoglia pretesa connessa con eventuali obblighi di repêchage della Società; a qualsivoglia pretesa reintegratoria ai sensi dell’art.
18 L. 300/1970; a qualsivoglia pretesa di imputazione del Rapporto a terzi, ivi incluso il Gruppo Allegion, anche ex art. 2112 cod. civ.; a qualsivoglia diritto derivante da prassi aziendali; a qualsivoglia diritto derivante dal CCNL e/o da contratti collettivi e/o policy aziendali applicabili; a ogni pretesa relativa a ritenute sugli importi e i benefici comunque corrisposti o che avrebbero dovuto essere corrisposti dalla Società, quale retribuzione o a qualsiasi altro titolo; a qualsivoglia pretesa derivante da trasferimenti di sede e/o trasferta; a qualsivoglia incidenza di qualsivoglia beneficio, anche in natura, nonché a qualsivoglia domanda di risarcimento di danni, contrattuali ed extra contrattuali, anche ex artt. 2043, 2059, 2087, ad oggi noti, 2103, 2112 e 2116, 2° comma, cod. civ., rinunciando altresì a rivendicare l’eventuale incidenza di tutte tali voci sugli istituti retributivi indiretti e, specificamente, sul TFR.

Company should have paid to the competent authorities in relation to the Relationship, as well as any claim for damages also pursuant to article 2116, par. 2 of the Italian Civil Code for the omitted payment of social securities; requesting the creation of a life annuity at Inps; damages for entitlement to higher classification or grade, demotion and/or misclassification and/or mobbing and/or straining; whatsoever indemnity, including those provided for at the time of termination; whatsoever reimbursement of expenses; whatsoever priority right to be re-employed by the Company or by the Allegion Group, also pursuant to article 15 L. 264/1949; whatsoever claim connected with the Company’s duty of repêchage; whatsoever reinstatement right pursuant to art. 18 L. 300/1970; whatsoever claim to attribute the Relationship to third parties, including the Allegion Group, also pursuant to art. 2112 of the Italian Civil Code; whatsoever right arising from Company practices; whatsoever right arising from CBA, and/or applicable collective agreements and/or Company policies; any claim relating to withholding taxes on amounts and benefits paid or which should have been paid by the Company, such as remuneration or for any other reason; whatsoever claims arising from relocations and/or business trips; whatsoever incidence of any benefit, including in kind, as well as any compensation for damages, contractual and in tort, also pursuant to articles 2043, 2059, 2087, known as of today, 2103 and 2116, par. 2, of the Italian Civil Code, thus also waiving possibility to claim the possible incidence of such items on indirect compensation and, particularly, on the TFR.

7.3 Quale compenso specifico per le rinunzie tutte di cui sopra, nonché a soddisfazione e transazione generale e novativa di tutte le pretese, anche meramente eventuali, della Dirigente, la Società provvederà a corrispondere a quest’ultima, entro il
15 aprile 2021 e a condizione dell'espletamento
della procedura di cui alla clausola 12 che segue, mediante bonifico bancario sul conto corrente della

7.3 As specific consideration for all the above waivers, and also by way of satisfaction and general and novation settlement of all claims, including merely potential claims by the Executive, the Company shall pay to the latter, conditional upon the fulfilment of the procedure under clause 12 below, and no later than 15 April 2021, by means of bank transfer to the same bank account of the

Pagina 7 di 13

Dirigente su menzionato, un ulteriore importo lordo pari a € 10.000 (diecimila/00 Euro).	Executive mentioned above, a gross amount of € 10,000 (ten thousand/00 Euro).
7.4 La Società, anche in nome e per conto del Gruppo Allegion, accetta tali rinunzie e corrispettivamente ad esse a propria volta, e sempre anche in nome e per conto del Gruppo Allegion, rinuncia nei confronti della Dirigente a qualsivoglia domanda, diritto o pretesa, anche risarcitoria, comunque derivante connessa od anche solo occasionata dall’esecuzione e cessazione del Rapporto e dunque anche dall’attività resa dalla Dirigente in esecuzione del medesimo, salvi solo i casi di dolo e colpa grave. La Dirigente accetta tali rinunce.

7.4 The Company, also in the name and on behalf of the Allegion Group, accepts such waivers and with reference to these latter in turn, waives vis-à- vis the Executive whatever claim, right or request, even related to damage compensation, however arising from, related or simply occasioned by the execution and termination of the Relationship and thus also from the activities rendered by the Executive in performance of the same, save only for cases of fraud and gross misconduct. The Executive accepts these waivers.

7.5 La Società garantisce altresì, anche dopo la risoluzione del rapporto, le garanzie di cui all’art. 15 del CCNL nel testo attualmente in vigore, nei limiti di quanto previsto dal medesimo articolo 15, impegnandosi a manlevare la Dirigente da qualunque onere economico conseguente a qualunque azione civile proveniente da terzi o giudizio penale a carico della Dirigente collegati a fatti connessi allo svolgimento del ruolo dirigenziale e delle Cariche, nei limiti di quanto previsto dallo stesso art. 15 del CCNL.

7.5 The Company also undertakes to guarantee, also after the Termination of the Relationship, the maintenance of the rights under article 15 of the CBA, within the limits of said article, as currently in force, committing itself to keep the Executive harmless and indemnified from any cost arising from claims from third parties or criminal proceedings against the Executive for the activities performed as an executive and under the Offices, in the limits provided by the same article 15.

7.6 Ulteriormente la Società, anche per conto del Gruppo Allegion, dichiara di approvare e ratificare l'operato della Sig.ra Moretti nell'ambito dell'Ufficio di Amministratore e delle Cariche Societarie ricoperte, di non avere nulla a pretendere nei confronti della stessa e di manlevarla e tenerla indenne, salvi solo i casi di dolo e colpa grave.

7.6 Furthermore the Company, also in the name and on behalf of the Allegion Group, acknowledges that it approves and ratifies the actions of Ms. Moretti related to the Directorship and Corporate Offices held by her, it has no claims towards the same for any reason and it will keep her harmless and indemnified, save only for cases of fraud and gross misconduct.

7.7 La Società, si impegna infine ad effettuare tutti gli adempimenti necessari volti a formalizzare e dare esecuzione, relativamente alla Società, a quanto previsto dal paragrafo 7.6 che precede anche ai sensi degli artt. 2393, 2393-bis e 2395 c.c.

7.7 The Company finally undertakes to carry out formalities aimed at formalizing and executing what is provided for under paragraph 7.6 above regarding the Company, as necessary, pursuant to articles 2393, 2393-bis and 2395 of the Italian Civil Code.

8. Patto di non concorrenza, patto di non sollecitazione e riservatezza	8. Non-compete covenant, non- solicitation covenant and confidentiality

Pagina 8 di 13

8.1 Con la firma del presente Accordo, le Parti risolvono consensualmente con effetto immediato il patto di non concorrenza previsto alle clausole 9.02, 9.05 e 9.07 del contratto di lavoro in essere tra le Parti di cui alla premessa a), con conseguente reciproca liberatoria da ogni e qualsivoglia obbligazione da esso derivante e, dunque, con la più ampia libertà della Dirigente di svolgere attività senza limiti di settore economico né di territorio, senza che alcun corrispettivo sia dovuto alla Dirigente in relazione al predetto patto di non concorrenza. Sono fatti salvi e vengono esplicitamente ribaditi gli obblighi di non sollecitazione di cui alle clausole 9.03 e 9.04 del contratto di lavoro sopra richiamato.

8.1 By signing this Agreement, the Parties mutually terminate with immediate effect the non-compete covenant provided under clauses 9.02, 9.05 and 9.07 of the employment contract in force between the Parties and referenced under whereas a), with consequent mutual release from any and all obligations arising from it and, consequently, with the widest freedom of the Executive to work without limitations of business sector or geographical territory, the Executive is not entitled to any compensation referred to in said non- compete covenant, without prejudice to the Executive's non-solicitations obligations deriving from clauses 9.03 and 9.04 of the employment contract, which are hereby reiterated.

8.2 La Dirigente si obbliga a non comunicare a terzi qualsivoglia o altrimenti far uso di alcuna informazione relativa alla Società e al Gruppo Allegion o di alcuno dei loro rispettivi fornitori o clienti, o ad essi inerenti, comprese, a titolo esemplificativo e non esaustivo, informazioni attinenti all’organizzazione e ai metodi di produzione, segreti, segreti commerciali, conoscenze, know-how o altre informazioni riservate concernenti gli affari, le questioni finanziarie, le attività o i progetti, le operazioni straordinarie, i metodi o la struttura delle operazioni, i piani e le tecniche di marketing e dei venditori, le strategie, le previsioni, le politiche dei prezzi, gli elenchi e le informazioni sulla clientela ed i fornitori, i piani dei venditori, le relazioni, l’avviamento ed ogni altra informazione di cui sia venuta a conoscenza nell'ambito del Rapporto, dell'Ufficio di Amministratore e delle altre Cariche Societarie (qui di seguito “Informazione/i Riservata/e”), salvo che le suddette informazioni siano già note sul mercato o siano già state diffuse da terzi poiché acquisite alla conoscenza comune nel campo in cui si opera, senza l’intervento della Dirigente.

8.2 The Executive shall refrain from communicating to any third parties or otherwise making use of any information pertaining to the Company or the Allegion Group or any of their respective suppliers, customers or clients, including, but not limited to, information regarding the organization and the production methods of the Company or the Allegion Group; any secrets, trade secrets, knowledge, know-how or other information concerning the business, finances, dealings, transactions, affairs or projects, extraordinary operations, marketing plans and techniques, and of sales, strategies, forecasts, pricing policies, lists and information relating to customers and vendors, sales programs, relationships, goodwill and any other piece of information that she became aware of within the Relationship, Directorship and other Corporate Offices    (hereinafter,    “Confidential Information”), exception made only for cases in which the mentioned information is already well- known within the market or was already spread about by third parties because they became public domain within the field of activity, without the intervention of the Executive.

8.3 La Dirigente si impegna ad astenersi dal formulare in qualunque sede ed in qualunque occasione, ivi compresa la pubblicazione tramite	8.3 The Executive undertakes to refrain from filing, in whatsoever manner and time, including publication through social media, negative and/or

Pagina 9 di 13

social media, giudizi o valutazioni o commenti negativi e/o denigratori, relativi all’operato della Società o del Gruppo Allegion o dei suoi amministratori, dipendenti e collaboratori.	discrediting opinions or comments, related to the Company or the Allegion Group or its directors, employees and associates.
8.4 Le Parti si impegnano altresì e reciprocamente a tenere strettamente confidenziali i termini e l’esistenza del presente Accordo, nonché le condizioni che hanno portato alla sottoscrizione dello stesso, salvo per quanto necessario ad ottemperare al medesimo.

8.4 The Parties also mutually undertake to keep strictly confidential the terms and existence of this Agreement, as well as the conditions leading to the execution of the same, save as necessary to ensure compliance with its obligations.

9. Restituzione dei beni aziendali	9. Return of Company goods
9.1 La Dirigente si impegna a restituire alla Società, entro e non oltre la Data di Risoluzione, tutti i beni di proprietà della Società e del Gruppo Allegion, inclusa l'autovettura aziendale, nonché ogni altro materiale riservato in suo possesso, in qualsivoglia forma, che sia di proprietà della Società o del Gruppo Allegion, senza, in alcun modo e forma, trattenerne copia.

9.1 The Executive undertakes to return to the Company within the Termination Date all the Company’s and the Allegion Group's goods, including the company car and any other confidential material in her possession, in any form whatsoever, which is the property of the Company or the Allegion Group, without retaining a copy, including electronic copies.

9.2 La Dirigente si impegna a cancellare entro la Data di Risoluzione qualsivoglia Informazione Riservata custodita elettronicamente ovvero qualsivoglia documento elettronico relativo alla Società o al Gruppo Allegion custodito in qualsivoglia e-mail, dispositivo di archiviazione e cloud personali.

9.2 The Executive furthermore acknowledges to delete within the Termination Date any Confidential Information held electronically or any electronic documents concerning the Company or Allegion Group stored on any personal email, storage or cloud device.

10. Social media	10. Social media
10.1 La Dipendente si impegna ad aggiornare entro e non oltre centoventi giorni dalla Data di Risoluzione i propri profili sui social media di qualsiasi genere e tipo (e.g. LinkedIn, Facebook) - ove esistenti - dando atto della cessazione del rapporto di lavoro con la Società.

10.1 The Employee undertakes to update within one hundred and twenty days from the Termination Date her profiles on social media of whatever type (e.g. LinkedIn, Facebook) - if any - specifying the termination of the employment relationship with the Company.

11. Tax equalization e assistenza fiscale	11. Tax equalization and tax assistance
11.1 La Società conferma l'applicabilità della disciplina di "equalizzazione fiscale" di cui alla policy del Gruppo Allegion attualmente vigente, e come applicata in costanza di Rapporto, con	11.1 The company confirms the applicability of the tax equalization policy currently in force within the Allegion Group, and as applied during the Relationship, with specific and exclusive reference

Pagina 10 di 13

specifico ed esclusivo riguardo alle retribuzioni corrisposte nell'anno di calendario 2020 nonché nei mesi di gennaio, febbraio e marzo 2021, restando altresì inteso che la predetta equalizzazione fiscale non verrà applicata con riguardo a tutti gli importi dovuti a titolo di competenze di fine rapporto, incentivo all'esodo e corrispettivo rinunce di cui alle clausole 4.3, 5.1 e 7.3 del presente Accordo.

to the compensation paid in the calendar year 2020 as well as in January, February and March 2021, it being understood that the aforementioned tax equalization shall not be applied in relation to all amounts due as severance compensation, economic incentive and consideration for waivers set out in clauses 4.3, 5.1 and 7.3 of this Agreement.

11.2 La Società si impegna a garantire alla Dirigente un servizio di assistenza fiscale con la Società di consulenza E&Y per gli anni fiscali 2020-2021- 2022-2023, a spese della Società e con esclusivo riguardo ai pagamenti effettuati dalla Società come previsti dal presente Accordo.

11.2 The Company undertakes to grant to the Executive a tax assistance service provided by the company E&Y for the tax years 2020-2021-2022- 2023, at the Company's expense and with exclusive reference to the payments made by the Company as provided in the Agreement.

12. Convalida dell'Accordo ex art. 2113 cod.civ. e 410 e ss. c.p.c.	12. Ratification of the Agreement pursuant to article 2113 agreement of the civil code and articles 410 and ff. civil procedural code
Ferma restando la comune volontà delle Parti di risolvere il Rapporto alle condizioni tutte di cui al presente Accordo, resta inteso che il pagamento delle somme di cui ai punti 5.1 e 7.3 è condizionato alla conferma da parte della Dirigente di tutte le obbligazioni e rinunce di cui al presente Accordo attraverso la sottoscrizione – avanti all'autorità competente che sarà scelta dalla Società alla riunione (anche per via telematica) che verrà appositamente convocata ad iniziativa della Società ai sensi e per gli effetti dell'articolo 2113 cod.civ. e 410 e ss. c.p.c. – di un verbale di conciliazione di contenuto identico al presente Accordo, che avrà effetti anche ai fini dell'art. 26 del D.lgs. 151/2015 e del D.M. 94366/2015.
Le Parti si impegnano a sottoscrivere quanto prima tale verbale di conciliazione e comunque entro e non oltre il 31 gennaio 2021.

Without prejudice to the mutual will of the Parties to terminate the Relationship under all the conditions of this Agreement, it is understood that the payment of the amounts set in clauses 5.1 and
7.3 is subject to the condition that the Executive confirms the undertakings and waivers under this Agreement by executing – before the competent authority chosen by the Company at the meeting which shall be specifically called (also by remote) by the Company pursuant to article 2113 of the civil code and articles 410 and ff. of the civil procedural code – the minutes of settlement which will have the same content of this Agreement, and which will also have effects for the purposes of the article 26 of the Legislative Decree no. 151/2015 and Ministerial Decree no. 94366/2015.
The Parties undertake to execute as soon as possible these settlement minutes and in any case no later than January 31, 2021.

***
Il presente Accordo è stipulato in duplice lingua, italiano e inglese. In caso di difformità, prevarrà la versione italiana.	The Agreement is drafted in dual languages, Italian and English. In case of inconsistency, the Italian version shall prevail.

Pagina 11 di 13

La Società/The Company     La Dirigente/The Executive

/s/ Matthew Kerfoot     /s/ Lucia Veiga Moretti
________________________ ________________________

Pagina 12 di 13

Allegato 1

Country	Legal Entity	Appointed at
Netherlands	Allegion B.V.	Director
Netherlands	Allegion Netherlands B.V.	Supervisory Board
Denmark	Allegion Denmark A/S	Board Member
Switzerland	Allegion International AG	Director
Belgium	Allegion NV	Director
Ireland	Allegion public limited company	Senior Vice President - EMEIA
Netherlands	AXA Stenman Holding B.V.	Director
Netherlands	AXA Stenman Industries B.V.	Supervisory Board
Poland	AXA Stenman Poland Sp Z.O.O	Director
Spain	Cisa Cerraduras S.A.	Director
Austria	Interflex Datensysteme GesmbH	Managing Director
Germany	ECO Schulte GmbH & Co. KG	Deputy Chairman of the Advisory Board

Pagina 13 di 13